Exhibit 99.1

NovaDel Names Thomas Bonney C.P.A. to Board

Flemington, NJ, March 10, 2005 - NovaDel Pharma Inc. (AMEX: NVD) names Thomas Bonney, C.P.A., a recognized leader in financial consultancy, to its board of directors, bringing the total number of board members to seven. Mr. Bonney is also being appointed as chairman of the Audit Committee. His credentials fulfill the SEC's requirements as a financial expert.

Mr. Bonney is currently the President of CMF Associates, LLC., a consulting firm that provides interim financial direction to a variety of companies with domestic and international operations. Prior to joining CMF Associates, Mr. Bonney was the Chief Financial Officer of the technology holding company, Akcelerant Holdings, Inc. Mr. Bonney began his career at Deloitte & Touche, where he advised companies in various stages of their business cycle.

"Tom's proven business and financial acumen will further enhance the planning and execution of NovaDel's growth," said NovaDel's CEO, Gary A. Shangold, M.D. "His extensive background in corporate governance is an additional asset to our organization."

About NovaDel Pharma, Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company's proprietary lingual spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit our website at http://www.novadel.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

Contact:
NovaDel Pharma Inc.
Michael Spicer, 908-782-3431, ext. 2550
or
The Investor Relations Group
Christie Mazurek/John Nesbett, 212-825-3210